License Agreement

This agreement will confirm the terms of the license agreement (the “Agreement”) made as of October 1, 2003 (the “Effective Date”), between DEI Productions Inc., (“Distributor”), a Delaware corporation, with offices located at 5700 Wilshire Boulevard, Suite 510, Los Angeles, California 90035 and Media 8 Entertainment and MDP Distribution, Inc. (collectively, “Company”); a California corporation, with offices located at 1875 Century Park East, Suite 2000, Los Angeles, California 90067 with respect to the acquisition of certain rights in and to the motion picture currently entitled “Monster” (the “Picture”).

1.      Conditions Precedent: As conditions precedent to all of Distributor’s obligations hereunder.

(a) Chain of Title: Company shall submit to Distributor the chain of title for the Picture in form and substance to the satisfaction of Distributor including, without limitation, a current copyright report and current title report and opinion (i.e., both reports to be dated within three (3) months of the Delivery Date [as defined below]) indicating that the title is clear for use.

(b) Documentation of Ownership: Company shall submit documentation of ownership interest and/or ability to enter into a binding agreement with Distributor.

(c) Executed Originals: Company shall deliver to Distributor signed originals of this Agreement, an executed and notarized Short Form Assignment of Rights, laboratory access letter(s) with inventory list(s) for all film, video and sound elements (as applicable), an executed and notarized Mortgage of Copyright, a completed IRS Form W-9 (Request for Taxpayer Identification Number) and such other documentation reasonably required by Distributor.

(d) Insurance: Company shall, at its own expense secure and maintain producer’s liability (errors and omissions) insurance in the minimum amount of US$3,000,000 per claim and US$5,000,000 in the aggregate with a deductible no greater then US$25,000 (with the limited exceptions as provided below) with respect to the Picture and for a term of not less than three (3) years. Distributor hereby acknowledges that the three (3) year term of the errors and omissions policy commenced prior to Delivery. Company shall supply to Distributor a certificate of such insurance, in a form satisfactory to Distributor and satisfactory evidence of payment in full of all premiums therefor. Such certificate of insurance shall provide that such insurance (i) cannot be modified, terminated or canceled by the carrier without it first notifying Distributor in writing of such event, (ii) is not subject to any non-standard exclusions from, restrictions of or limitations in coverage or any material difference is deductibles as then standard in the industry, and (iii) includes coverage of film clips, music and title of the Picture. Such policy shall name as additional insureds Distributor, its parent, subsidiaries, franchisees and affiliated companies, successors, and assigns and the respective officers, directors, agents, employees end licensees of any and all of the foregoing and shall contain an endorsement that negates the “other insurance” clause in the policy and a statement that the insurance being provided is primary and that any errors and omissions insurance carried by Distributor or any other person or entity (other than Company) is neither primary nor contributing. In the event Company does not timely supply to Distributor such certificate of insurance after Distributor’s demand therefor, Distributor shall have the right (without limiting any of its rights and remedies), acting in its discretion, to secure such insurance on behalf of Company and credit the premium payments therefor against the amount of the Compensation (as defined below) and any other amounts otherwise payable hereunder to Company and to invoice Company for excess amounts remaining (if any) after so crediting the cost of the premium payments against the amounts otherwise payable to Company hereunder. Notwithstanding the foregoing, Distributor acknowledges that the deductible for any claims related to: (a) Tria Moore or her heirs, successors or assigns and (b) with regard to a title claim regarding the Roberto Benigni 1995 film entitled “Il Monstro” and the Pixar/Disney 2001 film entitled “Monsters, Inc.” have deductibles of (y) Fifty Thousand Dollars (US$50,000) and (z) One Hundred Thousand Dollars (US$100,000) respectively. Nothing herein is intended to in any way limit or restrict Distributor’s rights of indemnity hereunder pursuant to Paragraph 16(a) below (including with respect to the increased deductible).

(e) Delivery: Full and complete delivery of all delivery items as set forth in the Distributor’s delivery schedule (the “Delivery Schedule”), attached hereto as Exhibit “DS” and made a part hereof by this reference (“Delivery”).

(f) Non-Disturbance Agreement: Company shall deliver to Distributor a fully executed Non-Disturbance Agreement from the financial institution leading against the Picture or Agreement (“Lender”), in form and substance reasonably acceptable to Distributor (attached hereto as Exhibit “ND” and made a part hereof by this reference is a form of such Non-Disturbance Agreement acceptable to Distributor), confirming that upon full payment of the Acquisition Price (as defined below), Lender shall not exercise its security interest in the Picture so as to affect Distributor’s exploitation of any of the rights acquired by Distributor hereunder.

(g) Third Party Agreements: Company shall deliver to Distributor fully executed copies of (i) the AFMA International Multiple Rights Deal Memo between MDP World Wide Entertainment, Inc. (“MDP”) and Remstar Distribution, Inc. (“Remstar”), dated October 24, 2003 (the “Remstar Agreement”) (ii) the Theatrical Distribution Agreement between MDP and NM Filmco, LLC (“NMF”), dated as of October 1, 2003 (the “US Theatrical Distribution Agreement”), a copy of which Distributor acknowledges receiving; (iii) the relevant portions of the agreement between MDP and In-Focus Entertainment (“Airline Distributor”), dated December 24, 2002, with respect to distribution of the Picture to airline and military bases (the “Airline Agreement”) (which shall include any provisions related to the allocation of funds between the Picture and any other motion picture); and (iv) the relevant portions of the agreement between MDP and Sea Movies, Inc. (the “Ship Distribution”) dated June 24, 2003, with respect to the distribution of the Picture to ships and ARAMCO compounds (the “Ship Agreement”) (which shall include any provisions related to the allocation of funds between the Picture and any other motion picture). Neither Company nor MDP shall modify these agreements to the detriment of Distributor without Distributor’s prior written approval.

(h) Assignment of Remstar Agreement: Promptly following the execution of this Agreement, Company and Distributor shall meter into an Assignment Agreement with Remstar, on terms reasonably acceptable to all parties, whereby the Remstar Agreement is assigned to Distributor, provided, however, Company’s share of payments under the Remstar Agreement shall be paid by Remster directly to Company and Company shall be given a direct audit right by Remstar.

2.      Territory:

(a) Definition: “Territory” means

(i) the entire territorial United States of America and each of its possessions, provinces, trusteeships, territories and commonwealths, including, without limitation, the District of Columbia, U.S. Virgin Islands, Puerto Rico, Guam, Wake Island Saipan, American Samoa, Caroline Islands, Nassau and Bahamas, Bermuda;

(ii) the entire territorial Canada and each of its possessions, provinces, trusteeships, territories and commonwealths;

(iii) the entire territorial United Kingdom of Great Britain and Northern Ireland and each of its possessions, provinces, trusteeships, territories and commonwealths, including, without limitation, the Channel Islands, Isle of Man, Gibraltar and Malta;

(iv) the entire territorial Republic of Ireland and each of its possessions, provinces, trusteeships, territories and commonwealths;

(v) the entire territorial Australia and each of its possessions, provinces, trusteeships, territories and commonwealths, including, without limitation, Admiralty Island, Ashmore Islands, Christmas Islands; Nauru, New Britain, New Caledonia, Now Hebrides, New Ireland, Norfolk Island, Papua New Guinea, Solomon Islands (including Bougainville), and Vanuatu including Ashmore and Cartier Island, Cocos (Keeling) Island, Coral Sea Island, Heard Island, and McDonald Island; and

(vi) the entire territories New Zealand and each of its possessions, provinces, trusteeships, territorial and commonwealths including, without limitation, Bounty Islands, Chatham Islands, Kermadec Islands, Niue, Cook Islands, Fiji, Fijian islands, Kiribatu (formerly the Gilbert Islands), Mariana Islands, Marshall Islands, Phoenix Islands, Rarotonga, Samoan Islands (excluding American Samoa), Tokelau Islands, Tuvalu (formerly Ellice Island) and Tonga.

(b) The territories as described in subparagraphs 2(a)(i) through and including (vi) shall be collectively referred to herein as “Territory”.

(c) In addition, the Territory shall also include: Airlines and Ships (as defined below); all military bases, military vessels, other national or governmental installations as well as oil rigs and maritime facilities (and other commercial and/or industrial installations), wherever any of the aforementioned, installations, and/or transportation devices are located in the Territory. Notwithstanding the foregoing, Distributor's Airline and Ship rights are subject to the Airline Agreement and the Ship Agreement.

(i) Airlines: “Airlines” means exploitation by direct exhibition of the Picture in airplanes, wherever located, which are operated by companies flying the flag of any country within the Territory, but excluding airplanes which are customarily licensed from a location outside the Territory or which are only serviced in, but do not fly a flag of any country in the Territory.

(ii) Ships: “Ships” means exploitation by direct exhibition of the Picture in ocean going vessels that are principally serviced from countries in the Territory.

(d) Mexico Holdback: Company shall not release or authorize the release and/or distribution of the Picture anywhere in Mexico prior to the earlier of (i) the date Distributor releases the Picture in the applicable medium (i.e., videograms to videograms, pay TV to pay TV) in the United States of America or (ii) the later of: (y) nine (9) months after complete Delivery of the Picture to Distributor or (z) nine (9) months after the theatrical release of the Picture in the United States.

(e) Canada Holdback: With use limited exception of theatrical exploitation, Company shall not release or authorize the release and/or distribution of the Picture anywhere in Canada for Television Exploitation (as defined blow) earlier than the release of the Picture in the United States in each respective form of Television Exploitation (i.e., pay-per-view, pay television, free television, etc.). Distributor shall not release the Picture in Canada for Video Exploitation (as defined below) prior to June 15, 2004.

3.      Term:

(a) Term of the Agreement: The term of this Agreement (the “Term”) commences on the Effective Date and continues for twenty (20) years from the earlier of: (i) date of the initial release of the Picture by Distributor anywhere in the Territory or (ii) the later of: (y) nine (9) months after complete delivery of the Picture to Distributor or (z) nine (9) months after the theatrical release of the Picture in the United States.

(b) First and Last Negotiation Right for Extension of Term: Provided that Company has obtained the rights to the Picture beyond the Term of this Agreement, Distributor and Company shall negotiate with one another for a period of sixty (60) days commencing one (1) year prior to the conclusion of the Term with respect to as extension of the Term of this Agreement. In no event shall Company negotiate with any third party with respect to the Picture prior to or during such sixty (60) day period. If the parties are unable to reach a final agreement during such period, then Company shall submit to Distributor, on the last day of such period, its final offer in writing (the “Offer”). Distributor then shall have twenty (20) business days to accept or reject the Offer. If Distributor fails to accept the Offer, Company may enter into negotiation with third parties with respect to the Picture. In the event that Company reaches a tentative agreement pertaining to the Picture with a third patty on objective financial terms (putting aside any non-financial terms) less favorable to Company than those contained in the Offer, then Distributor shall have a right of first refusal, exercisable within ton (10) business days following receipt by Distributor of written notice detailing the financial terms of the tentative third-party agreement, as to any such agreement which Company intends to accept. It is understood that Distributor shall be required to meet only those terms contained in the tentative third party agreement which are objective financial terms. If Distributor does not meet such teams, Company will not enter into an agreement with such third party on financial terms less favorable to it than those contained in the notice of the tentative third-party agreement without again affording Distributor a right of first refusal as above provided.

4.      Picture Elements: Company shall deliver the completed Picture to Distributor: (a) in accordance with the Delivery Schedule on or before the Delivery Date (as defined below); (b) with a running time of approximately 110 minutes including end credits (such running time hereby approved by Distributor); (c) in the English language; (d) in color, (e) in 35mm with an aspect ratio suitable for first class distribution; (f) starring Charlize Theron and Christina Ricci; and (g) with a rating from the MPAA no more restrictive than “R”.

5.      Compensation: Distributor shall pay Company as follows:

(a) Acquisition Price: Distributor shall pay to Company an amount equal to Four Million Five Hundred Thousand Dollars (i.e., US$4,500,000.00) (“Acquisition Price”) payable as follows:

(i) Twenty percent (20%) (i.e., US$900,000.00) payable within thirty (30) days of full and complete satisfaction of all conditions precedent set forth in Paragraph 1 of this Agreement;

(ii) Twenty percent (20%) (i.e., US$900,000.00) payable within thirty (30) days of the initial theatrical release of the Picture in the United States of America; but in no event earlier than the date the initial payment set forth in Paragraph 5(a)(i) above was due; and

(iii) Sixty Percent (60%) (i.e., US$2,700,000.00) payable on the earlier of (A) thirty (30) days after the date of Distributor’s initial exploitation of the Picture anywhere in the Territory, and (B) nine (9) months after the date of full and complete satisfaction of all conditions precedent set forth in Paragraph 1 above, but in no event earlier than the due date for the payments as set forth in Paragraph 5(a)(i) and (u) above.

(b) Distributor’s Contribution to Award Compensation:

(1) If Charlize Theron wins the 2004 ACADEMYAWARD ® for Best Actress for the Picture, Distributor will, within ten (10) business days from the date of the announcement of the 2004 ACADEMY AWARD ® for Best Actress, pay to Company an amount equal to fifty percent (50%) of any amount contractually due to Charlize Theron not to exceed One Hundred Seventy-five Thousand Dollars (i.e., US$175,000.00) with respect thereto, not of any and all contributions paid by any third party, including, but not limited to Remstar and/or NMF; and

(ii) If Charlize Theron wins the 2004 GOLDEN GLOBE ® Award for Best Actress for the Picture, Distributor will, within ten (10) business days from the date of the announcement of the 2004 GOLDEN GLOBE ® Award for Best Actress, pay to Company an amount equal to fifty percent (50%) of any amount contractually due to Charlize Theron not to exceed One Hundred Twenty-five Thousand Dollars (i.e., US$125,000.00) with respect thereto, net of any and all contributions paid by any third party, including, but not limited to, Remstar and/or NMF.

(iii) Each payment described more fully above in subparagraphs 5(b)(i) and (ii) shall be collectively referred to herein as “Award Compensation”. The Award Compensation shall be fully recoupable by Distributor pursuant to Paragraph 6(a)(iv) below.

(c) Compensation: Collectively, the Acquisition Price, Award Compensation, and Company’s Share of Gross Receipts (as defined below) may hereafter be referred to as the “Compensation.”

(d) Theron Agreement: Upon execution of this Agreement, Company shall provide Distributor with a copy of the acting agreement with Charlize Theron with respect to the Picture.

6.      Distributor Gross Receipts; Accounting Statements; Company’s TV Recoupment Payment; Airlines/Ships.

(a) Distributor Gross Receipts: Unless otherwise set forth herein, any and all gross receipts actually received by Distributor in U.S. Dollars derived from the exploitation of any and all of the Acquired Rights (as defined below) in the Territory (“Distributor Gross Receipts”) shall be paid as follows:

(i) Distribution Fee: Distributor shall first retain amounts equal to:

(A) Thirty-five percent (35%) of all Distributor Gross Receipts derived from Blockbuster Exploitation (as defined in Paragraph 7(d) below); and

(B) Twenty-five percent (25%) of all Distributor Gross Receipts derived from any and all exploitation of the Acquired Rights with the exception of Blockbuster Exploitation; then

(ii) Recoupment of Distribution Costs: Distributor shall retain one hundred percent (100%) of any and all Distributor Gross Receipts until Distributor has recouped, if ever, any and all actual and/or incurred costs of every kind and nature relating to the distribution and exploitation of the Picture by Distributor hereunder, (“Distribution Costs”) (nothing herein shall entitle Distributor to recoup Distributor salary and/or overhead or allocate any portion of Distributor salary/or overhead provided, however, if Distributor uses any internal production facility as a supplier, Distributor will, for the purposes of recoupment, calculate the cost of such service on supply expense at the price listed on the then-current price list maintained by the production facility provided that such cost is equivalent to or less than what Distributor would have had to pay if Distributor had used an outside production supplier). For the purposes of recoupment hereunder, Distribution Costs shall include any unrecouped Distributor P&A, and Company’s TV Recoupment Payment (all as defined below); then

(iii) Recoupment of Interest on Acquisition Price and/or Award Compensation: Distributor shall recoup “Interest” on its Acquisition Price and Award Compensation. “Interest” means a rate per annum which is one hundred twenty-five percent (125%) of the prime rate being charged by Distributor’s principal bank, as it may vary from time to time; such Interest commencing from respective dates on which the Acquisition Price and Award Compensation (or installments thereof) are paid and continuing until the mid-point of an accounting period with respect to which said amounts are recouped as herein provided; and

(iv) Recoupment of Acquisition Price and/or Award Compensation: Distributor shall recoup one hundred percent (100%) of the aggregate sum of the Acquisition Price and the Award Compensation; then

(v) Company’s Share of Gross Receipts: The balance of Distributor Gross Receipts, if any, shall be split and paid sixty-five percent (65%) to Company (“Company’s Share of Gross Receipts”) and thirty-five percent (35%) to Distributor.

(b) Accounting Statements for Distributor Gross Receipts:

(i) Accounting Statements: Distributor shall provide Company with written accounting statements regarding Distributor Gross Receipts in the Acquired Rights and with respect to Non-Theatrical revenues as follows (“Distributor Accounting Statements”):

(A) the first report shall be generated by Distributor and delivered to Company no later than forty-five (45) days following the first accounting calendar quarter in which Distributor is in receipt of Distributor Gross Receipts;

(B) the next report(s) shall be generated by Distributor forty-five (45) days following each accounting calendar quarter thereafter for the first forty-eight (48) months following the date of the first report; and thereafter

(C) all reports shall be generated by Distributor forty-five (45) days following the end of the calendar year during any year in which Distributor has received Distributor Gross Receipts or Non-Theatrical revenues hereunder, for the duration of the Term. As applicable, Distributor shall reach payments, if any, duo to Company with the respective report.

(D) All reports received by Distributor from the Non-Theatrical distributor of the Picture shall be copied and forwarded to Company along with the applicable Distributor Accounting Statements.

(ii) Company Audit of Distributor Gross Receipts: Distributor shall maintain accurate and complete books and records, which shall reflect all Distributor Gross Receipts and Non-Theatrical revenues and the deductions (i.e., Distribution Costs, as applicable) made pursuant to this Agreement. Company shall have the right upon thirty (30) days prior written notice to audit Distributor’s books and records with regard to Distributor Gross Receipts or Non-Theatrical revenues derived from exploitation of the Acquired Rights of the Picture in the Territory and/or the Distributor Accounting Statements supplied to Company hereunder one (1) time per calendar year during the Term of this Agreement and continuing for six (6) months following the date of Company’s receipt of the later of the last payment or the last Distributor Accounting Statement (“Company Audit”). Each such Company Audit shall be subject to the following:

(D) Commencement/Duration: Such Company Audit shall (1) commence no earlier than thirty (30) days following receipt by Distributor of written notice, and (2) not continue for more than 30 consecutive business days or forty-five (45) business days in total unless Company’s Audit cannot be completed within such time parameters as a result of unavailability of Distributor’s business records or Distributor’s delay.

(B) Company Auditor: Such Company Audit shall be performed by a first-class and reputable firm of certified public accountants that specializes in entertainment industry auditing designated by Company in such written notice, the designation of which shall be subject to the approval of Distributor, which will not be arbitrarily withheld (“Company Auditor”).

(c) Company Audit Limitations: Such Company Audit shall be limited to an examination of the books of account which relate to the Distributor Gross Receipts and/or Non-Theatrical revenues derived from and Distribution Costs incurred in the exploitation of any and all of the Acquired Rights of the Picture during the Term and in the Territory in order to verify the accuracy or the transactions or items of information (“Distributor Financial Information”) as first reflected in any Distributor Accounting Statement received by Company, the date of which occurred during the 18 month period prior to the statement under audit. The Company Auditor may make copies of or make excerpts from only such part of the Distributor books of account which relate to the Distributor Financial Information during the time frame subject to examination as herein provided. Such Company Audit shall be made during reasonable business hours, Monday through Friday, only at such place where said Distributor books of account are maintained, in such manner as not to unreasonably interfere with Distributor’s normal business activities. The records supporting the Distributor Financial Information reflected in the particular Distributor Accounting Statement shall not be examined more than once except that such records may be examined again is connection with the Company Audit of another Distributor Accounting Statement to which they pertain. A true copy of all reports made by the Company Auditor shall be delivered to Distributor at such time as written objection is delivered to Distributor as to the Distributor Financial Information. Such right to examine is limited to the exploitation of the Acquired Rights of the Picture during the Term and under no circumstances shall Company or the Company Auditor have the right to examine records relating to Distributor’s business generally or with respect to any other Picture receipts or any other producer or picture for purposes of comparison or otherwise. Any Company Audit conducted by company shall be at Company’s sole cost and expense. Company agrees that the data and other information collected by Company may be used by Company only in connection with such Company Audits and to fulfill Company’s commitments under this Agreement and such information shall be deemed confidential to Distributor and subject to the protections afforded in Paragraph 32 below.

(D) Incontestability: All Distributor Financial Information reflected in a Distributor Accounting Statement rendered to Company, including any and all information contained in the Distributor books of account and Distributor records and all supporting documentation therein (collectively, “Picture Records”) shall be conclusive and binding upon Company and Company shall forever be barred from objecting for any reason or maintaining or instituting any action or proceeding which relates to any transactions or questions of accuracy of any item of information reflected therein, including any and all information contained in the Print Records which pertain in any way to said Distributor Financial Information, unless a written objection specifying in detail the Distributor Financial Information to which Company objects and the nature and reasons for such objection is delivered to Distributor within 24 months from the date of Company’s receipt of the Distributor Accounting Statement in which the Distributor Financial Information is first reflected irrespective of when or if an audit of such Distributor Accounting Statement was initiated or completed. Distributor Financial Information not specified in such written objection may not be raised subsequent to the expiration of said 24 month period. If Company’s objections are not resolved amicably, Company’s objections shall be deemed to have been waived unless Company maintains or institutes an action or proceeding with respect thereto within twenty-four (24) months after the expiration of said 24 month period. The inclusion in any Distributor Accounting Statement of Distributor Financial Information which have appeared in a previous Distributor Accounting Statement shall not make any such Distributor Financial Information, including any and all information contained in the Picture Records which in any way pertain to such Distributor Financial Information, subject to objection again nor recommence the running of the twenty-four (24) month period as to such Distributor Financial Information or any and all information contained in the Picture Records which in any pertain to such Distribution Financial Information. The cost of such an audit performed by or on behalf of Company shall be solely at the expense of Company other than where the audit discloses an underpayment to Company of the greater of: (i) seven percent (7%) or more of the statements being audited or (ii) Ten Thousand Dollars ($10,000), in which case the reasonable costs of the audit shall be paid by Distributor.

(c) Company’s TV Recoupment Payment:

(i) Notwithstanding any other provision in this Agreement, if Company (or any third party print and advertising funder [the “Third Party P&A Funder”]) has not fully recouped any portion of the actual out-of-pocket, third party expenses paid by it towards print and advertising costs for the theatrical release of the Picture (the “Company/Third Party P&A Funder P&A Expense”) after crediting any payments theretofore made by Company pursuant to paragraph 6(a)(v) against these amounts and/or Distributor has not fully recouped any portion of Distributor P&A (as defined below) after crediting any payments theretofore retained by Distributor pursuant to paragraph 6(a)(v) against these amounts, then Company or the Third Party P&A Funder, as applicable, and Distributor shall be entitled to recoup in proportion their respective unrecouped balances from any amounts actually received by Distributor from the television licensing of the Picture in the United States of America (“US TV License”) an amount which is the greater of either: (A) the pay television license fee actually received by Distributor for the first pay television license for the Picture, or (B) the basic cable television license fee actually received by Distributor for first basic cable television license for the Picture. Any payments made to Company or the Third Party P&A Funder pursuant to this subparagraph 6(c)(i) shall hereinafter be referred to as “Company’s TV Recoupment Payment”.

(ii) Distributor shall provide to Company copies of the relevant portions of US TV License agreements to the extent they relate to the Picture (which shall include any provisions related to allocations of funds between the Picture and any other motion picture). Company’s TV Recoupment Payment shall be due and payable to Company no later than ten (10) business days after Distributor’s receipt of the television license fee from the first US TV License, with adjustments thereto no later than ten (10) business days after Distributor’s receipt of the television license fee from the second US TV License, should the second US TV License prove to be greater than the first. Company’s TV Recoupment Payments made under this Paragraph 6(c) shall be fully recoupable by Distributor under Paragraph 6(a)(ii) as a Distribution Cost. The gross license fee received by Distributor pursuant to any television license agreement under this subparagraph shall be included in Distributor’s Gross Receipts exclusive of any amounts paid to Distributor pursuant to paragraph 6(c)(i) above.

(d) Airline and Ship Agreements: Any and all revenues payable pursuant to the Airline Agreement and the Ship Agreement shall be paid to Company and Company shall pay fifty percent (50%) thereof to Distributor, without offset or deduction of any kind, in accordance with the accounting provisions set forth in Paragraph 9(h) below. Any funds received by the Distributor pursuant to this Paragraph 6(d) shall not be included in Distributor’s Gross Receipts.

7.      Grant of Rights:

(a) Acquired Rights

(i) Commencing on the Effective Date and continuing throughout the Term, Company hereby irrevocably and exclusively grants, licenses, assigns and conveys (including by way of present assignment of future copyright) to Distributor the following rights in and to the Picture and the literary material or other material on which it is based, during the Term and in the Territory including, unless otherwise expressly specified herein, the exclusive right, license and privilage under copyright, including all extensions and renewals of copyright, to distribute, exhibit, market, reissue, advertise, publicize, promote and otherwise exploit, whether directly or through sublicenses and/or subdistributors, the Picture, trailers (including, without limitation, “music videos”) and all literary, music and other material embodied in the Picture, in the following media, in all versions and all languages, by any and every means, methods, forms and processes and devices, now known or hereafter devised, which media shall include, theatrical (with the limited exception of the United States of America and Canada), non-theatrical (including, without limitation, Airlines/Ship [subject to the Airline Agreement and Ship Agreement], oil rigs, 16mm, armed services, educational, industrial and institutional facilities), all forms of television (including, without limitation, pay-per-view, pay, cable, network, syndication, direct broadcast satellite, digital, high definition, closed circuit, subscription and free); video on demand and near video-on-demand; all forms of digital distribution and/or transmission, CD-Roms, fiber optic or other exhibition, broadcast and/or delivery systems; digital, multimedia, internet, witness and/or interactive exploitation and distribution; “Video Exploitation” (as defined below), and the rights to use and perform all sound and music synchronized therewith. Company also assigns to Distributor, for the Territory, Acquired Rights and the Term, all of Company’s rights, if any, to authorize, prohibit and/or control the renting, lending, fixation, reproduction, importation and/or other exploitation of the Picture by any media and/or means, now or hereafter known or devised, as may be conferred upon Company under applicable laws, regulations or directives, including, without limitation, any so-called “Rental and Lending Rights” pursuant to any treaty, European Union (“EU”) directives and/or enabling or implementing legislation, or any law or regulation enacted by the member nations of the EU or any other jurisdiction and all such other incidental and ancillary rights as set forth herein; and

(ii) Theatrical Rights: Commencing on the expiration of the US Theatrical Distribution Agreement, and continuing throughout the Term, Company irrevocably and exclusively grants, licenses, assigns and conveys (including by way of present assignment of future copyright) to Distributor the theatrical rights in and to the Picture in the United States of America.

(iii) Remstar: Upon the expiration of the Remstar Agreement, all rights granted to Remstar shall automatically vest in the Distributor for the remainder of the Term.

(iv) Airline/Ships: Upon expiration of the Airline Agreement and the Ship Agreement, as applicable, all rights granted to Airline Distributor and the ship Distributor, respectively, with respect to the Picture shall automatically vest in Distributor for the remainder of the Term.

(v) Acquired Rights: Collectively, the rights in and to the Picture granted to Distributor in Paragraphs 7(a)(i) through and including (iv) shall hereinafter be referred to as the “Acquired Rights”.

           (b)     Definition of Video Exploitation: As used herein, “Video Exploitation” means exploitation of the Acquired Rights by sale, license, lease or otherwise by all means of videograms (including, without limitation, video cassettes, laser discs, CD-rom, video CD, DVD, DIVX, HD DVD and any other similar device, now known or hereafter developed, embodying the Picture, as those terms are commonly understood in the entertainment industry).

           (c)      Waiver of Droit Moral: Company hereby waives the benefits of any provision of law known as “droit moral” or any similar law which Company may have in any country o£ the world and Company agrees that Company will not institute, support, maintain, authorize or consent to any action or lawsuit on the ground that the picture or any version of the Picture in any way constitutes an infringement of Company’s “droit moral”.

          (d)      Blockbuster Exploitation: As used herein, “Blockbuster Exploitation” means the Video Exploitation of the Picture through, any and all retail outlets owned and/or operated by Blockbuster Inc., its affiliates, subsidiaries, franchisees or licensees in the Territory at any time during the Term of the Agreement.

          (e)      Video and DVD Distribution Commitment: Distributor shall use commercially reasonable efforts to cause an average minimum of thirty (30) videograms (which maybe comprised of videocassettes, DVD or other formats at Distributor’s sole discretion) to be available for rental or sale on or about the Picture’s initial date of release by Distributor for Videogram Exploitation in the United States (that date to be determined by Distributor in its sole discretion) in BLOCKBUSTER® stores owned and operated by Blockbuster Inc. in the forty-eight (48) continental United States (subject to the sale or closing of any such locations during the Term of this Agreement).

          (f)      Television Exploitation: As used herein, “Television Exploitation” means any form of television broadcast (residential and/or non-residential) as commonly understood in the industry, whether by methods now known or hereafter devised, including, without limitation pay-per-view (including hotel and motel exploitation), subscription-video-on-demand (SVOD) by a pay television provider pursuant to a standard pay television license agreement, entered into by Distributor and a third party pay television provider, in which the definition of ‘non-standard television’ includes SVOD, digital television, high-definition television, pay television, basic cable television and free television by any and every means, methods, forms and processes and devices for exhibition of audiovisual programming over distance for display as a television receiver or other form of display device, now known or hereafter devised, including but not limited to cable, wire, fiber, all forms of electronic transmission, television broadcast exhibition via the internet and any frequency band. For clarification purposes, “Television Exploitation” does not include any form of video-on-demand regardless of the medium used to exhibit the Picture (e.g. internet, television, computer, etc.) of any subscription-video-on-demand other than the limited exception of subscription-video-on-demand exploited by a pay television provider that Distributor has licensed pay television rights in the Picture.

          (g)      Non Theatrical Exploitation: As used herein, “Non-Theatrical” means exploitation of the Picture by direct exhibition before an audience at facilities or organizations not primarily engaged in the business of exhibiting motion pictures. For the purposes of this Agreement, Non-Theatrical specifically includes all universities and colleges, military bases, military vessels, other national or governmental installations as well as oil rigs and maritime facilities (and other commercial and/or industrial installations), wherever any of the aforementioned, installations, and/or transportation devices are located in the Territory. For the purpose of clarification only, Non Theatrical shall not include hotel and motel exploitation.

          (h)      Company’s Reserved Rights: Company hereby specifically reserves all rights in and to the Picture and the literary material or other materials on which it is based other than the Acquired Rights, which reserved rights shall include without limitation merchandising, book publication, theme park, soundtrack phonorecord and music publishing, remake, prequel, sequel, television production, animated productions and any other subsequent production rights, including live stage rights and all such other rights of any kind or nature not specifically granted to Distributor pursuant to this Agreement (collectively the “Company’s Reserved Rights”).

          (i)      Remake Rights: Provided that Company has obtained the remake, sequel, or other production rights in the Picture, then with respect to remake, prequel, sequel rights, television production, animated productions and any other subsequent production rights, including live stage rights (collectively, the “Remake Rights”), such Remake Rights shall be subject to Distributor’s right of first negotiation /last refusal as outlined below:

(1) Right of first negotiation/last refusal: If Company proposes to exploit, sell or otherwise dispose of any of its Remake Rights in the Picture during the Term, Company shall so notify Distributor in writing, providing Distributor with a screenplay of the proposed production along with a budget, director and other proposed principal elements (the “First Offer to Distributor”).

(2) First Negotiation: Within ten (10) business days after the receipt by Distributor of such First Offer to Distributor from Company, Distributor shall notify Company in writing whether or not Distributor desires to negotiate for the acquisition of any such rights, (such notice will propose a commencement date for such negotiations) and if Distributor does not give Company notice in writing that Distributor desires to negotiate for said rights, Distributor shall be deemed to have elected not to negotiate therefor.

(I) If Distributor elects, or is deemed to have elected, not to negotiate for said rights, then Company shall have the right to sell or otherwise dispose of such Remake Rights, but only to a third party who is willing to accept the terms and conditions specified in the First Offer to Distributor (and thereafter Distributor shall have no further right in and to the Remake Rights granted hereunder if such sale to the third party is consummated within ninety (90) days thereof); but if Company is willing to accept any different terms and conditions that are less beneficial to Company than the terms set forth is the First Offer to Distributor, or prior to closing any such deal with a third party, there are any changed, new or additional elements which are material, ((e.g., lead actor, a director, a material change in story line not previously discussed) Company shall again offer the same to Distributor in accordance with the same procedures as set forth in this subparagraph.

(II) If Distributor shall elect to negotiate for said rights and such negotiations shall not result in a written agreement between Company and Distributor within a period of thirty (30) days from the commencement of such negotiations, then Company may negotiate elsewhere for the sale or disposition of said rights, but Distributor shall have the right to meet any written bona fide offer (which offer includes the material terms thereof; including, without limitation, the name of the offeror) received by Company (“Third Party Proposal”) as follows:

(x) If the Third Party Proposal includes financial terms that are equal to or greater than one hundred twelve and one-half percent (112.5%) of the financial terms last offered by Distributor AND all other material terms of the Third Party Proposal are the same or better terms than those included in Distributor’s last offer, then Company shall have the right to enter into an agreement with respect to such Remake Rights, but only to the offeror and upon the terms and conditions specified in the Third Party Proposal.

(y) Last Refusal: If the Third Party Proposal includes (1) financial terms that are equal to or greater than 112.5% of the financial terms last offered by Distributor but the Third Party Proposal includes material terms or conditions that are less advantageous to Company; (2) financial terms that are less than 112.5% of the financial terms last offered by Distributor, or (3) prior to the close of any third party agreement there are changed, new or additional elements which are material to the Remake Rights (e.g., lead actor, director, a material change in story line not previously discussed), then Company shall first give Distributor written notice of such Third Party Proposal with respect to such rights which Company is willing to accept and Distributor shall have a period of ten (10) business days from receipt of such notice from Company within which to exercise its right to meet said offer but Distributor shall only be required to meet terms and conditions which may be met as easily by one person as the next, which right shall be exercised by Distributor by giving Company written notice of its election to do so. If Distributor exercises said right to meet such offer, then Company and Distributor shall promptly sign written agreements conveying to Distributor the rights involved upon the terms and conditions of said offer. If Distributor fails to exercise such rights then Distributor shall have no further rights in or to the Remake Rights granted hereunder.

8.      Canada Gross Receipts and Revenue Sharing; Non-Theatrical In U.S. and Canada:

          (a)      Theatrical and Television Exploitation in Canada:

(i) Remstar Minimum Guarantee: The “Minimum Guarantee” (as defined in the Remstar Agreement) shall be paid fifty percent (50%) to Company and fifty percent (50%) to Distributor, then

(ii) Remstar Overages: Any and all amounts payable under the Remstar Agreements in addition to the Minimum Guarantee (“Remstar Overages”) shall be paid directly to Distributor and Company based on the following formula: the ratio between the aggregate sum of any and all gross revenue derived under the Remstar Agreement to the gross revenue derived from (A) gross revenue from exploitation of the theatrical rights by Remstar and (B) gross revenue from exploitation of the television rights by Remstar. Company shall receive an amount of the Remstar Overages equal to the ratio of the Remstar theatrical gross receipts divided by the Remstar total gross receipts. Distributor shall receive an amount of the Remstar Overages equal to the ratio of the Remstar television gross receipts divided by the Remstar total gross receipts. By way of example only, if theatrical revenue is $100,000 and television revenue is $200,000 (an aggregate of $300,000), the Remstar Overages would be split and paid 33.33% to Company and 66.67% to Distributor.

(iii) No funds received by DEJ pursuant to Paragraph 8(a) shall be included in Distributor’s Cross Receipts.

          (b)      Non-Theatrical Rights in the U.S. and Canada: Any and all gross receipts actually received by Distributor derived from the Non-Theatrical exploitation of the Picture in the United States and Canada shall be split and paid fifty percent (50%) to Company and fifty percent (50%) to Distributor. For purposes of clarification, Non-Theatrical revenue in the United States and Canada shall not be crossed with any other revenue or rights in and to the Picture nor included in Distributor’s Gross Receipts. Distributor shall provide to Company all portions of the non-theatrical agreements that relate to the Picture and copies of their related accounting statements.

9.      Company’s Theatrical Release and P&A:

          (a)      Company’s Theatrical Release Requirement: Unless agreed to otherwise by the parties in writing, Company shall release or cause the release of the Picture theatrically in the United States and Canada (“Theatrical Release”) so that Company’s Theatrical Release qualified the Picture for consideration for a nomination for Charlize Theron for both (i) the 2004 ACADEMY AWARD ® for Best Actress for the Picture (with respect to motion pictures released in the calendar year 2003) and (ii) the 2004 GOLDEN GLOBE ® Award for Best Actress for the Picture (with respect to motion pictures released in the calendar year 2003).

          (b)      Distributor’s Right of Consultation: Distributor has the right of full and meaningful consultation with regard to all aspects of the Theatrical Release, including, but not limited to the theatrical release strategy and pattern, any and all aspects of advertising, marketing and publicity (“P&A”) relating to the Theatrical Release of the Picture, and the engagement of any third party theatrical distributor (“Theatrical Distributor”); provided, however, at such time that Distributor has paid to Company the Distributor P&A contribution pursuant to Paragraph 9(f) below, Distributor and company shall have prior, written approval rights with regard the continued theatrical release strategy and pattern, any and all aspects of advertising, marketing, and publicity relating to the Theatrical Release including but not limited to any additional expenditures of P&A by Company; provided however, that in the event that Distributor and Company cannot reach agreement on such matters, then Distributor and Company hereby designate David Garber and Mitch Goldman to decide such matters by adopting, in whole, either the position taken by Distributor or by Company. In the event that Distributor is unavailable to respond to requests (giving Distributor time to do so in good faith based on the exigencies of the distribution of the Picture), Company alone may decide such matters.

          (c)      Theatrical Marketing Commitment: Company and/or the Third Party P&A Funder shall spend not less than Two Million Five Hundred Thousand Dollars (i.e., US$2,500,000.00) for theatrical prints and advertising for the Picture (“P &A Commitment”) in the United States of America. Company shall spend not less than Five Hundred Thousand Dollars (i.e., US$500,000.00) of the P&A Commitment solely for an ACADEMY AWARD ® campaign for a Best Actress nomination for Charlize Theron (“Campaign Commitment’). Distributor acknowledges that Two Hundred Fifty Thousand Dollars (US$250,000.00) of the P&A Commitment shall be paid to NMF as an advance against fees payable to NMF pursuant to the US Theatrical Distribution Agreement (the “NMF Fee Advance”):

(i) Notwithstanding the foregoing, Company and the Third Party P&A Funder shall have the right to reduce the P&A Commitment; provided, however, in no event shall (A) the total P&A Commitment be less than One Million Dollars (i.e., US$1,000,000.00) and (B) the Campaign Commitment be less than Five Hundred Thousand Dollars (i.e., US$500,000.00) (e.g., for a total P&A Commitment of One Million Five Hundred Thousand Dollars ($1,500,000.00)].

(ii) For every dollar that the P&A Commitment is reduced (“Reduced P&A Amount”), the Acquisition Price payable under Paragraph 5 above shall be reduced by an amount equal to fifty percent (50%) of the Reduced P&A Amount. By way of example only, if the P&A Commitment is reduced by $500,000, than the Acquisition Price would be reduced by $250,000.

          (d)      Verification of Company P&A: In addition to Distributor’s audit rights and Theatrical Accounting Statements as provided in Paragraph 9(h), Company shall provide (and Company shall use best efforts to require NMF to provide) to Distributor, upon Distributor’s request, verifiable invoices and other documentation as to bona fide expenditures of actual third party out-of-pocket costs incurred by Company or NMF, in the promotion, marketing and exhibition (including prints and advertising) of the Theatrical Release.

          (e)      In no event shall the Theatrical Release restrict Distributor’s right and/or ability to exploit any Acquired Rights.

          (f)      Distributor P&A Contribution: In the event that event that (i) Distributor has approved the escrow instructions for the collection account with respect to the U.S. theatrical release of the Picture by NMF as such terms apply to the distributions to Distributor in accordance with subparagraph (g) below, (ii) Cherlize Theron receives a 2004 GOLDEN GLOBE ® Nomination for Best Actress for the Picture and (iii) Company (or the Third Party P&A Funder) has spent at least Three Million Dollars (US$3,000,000) in print and advertising costs for the Picture in the United States and Canada pursuant to this Paragraph 9, then Distributor shall pay to NMF, within ten (10) days of such nomination and reasonable satisfaction that the funds have been spent, One Million Dollars (i.e., US$1,000,000.00) (“Distributor P&A”) to be used solely for P&A expenditures is excess of Three Million Dollars (US$3,000,000) with respect to the theatrical release of the Picture in the United States and Canada.

          (g)      Theatrical Revenue: As between Company and Distributor, Company is solely responsible for any and all financing and/or funding of the P&A Commitment for the Theatrical Release. In addition, as between Company and Distributor, Company is solely responsible for any payment of any and all residuals and third party supplemental payments resulting from such theatrical release, if applicable. The parties hereby acknowledge that the theatrical distributor of the Picture in the United States is NMF.

(i) “Theatrical Gross Receipts” from the theatrical release of the Picture by NMF (which for the purposes hereof shall have the same definition “Gross Receipts” pursuant to the US Theatrical Distribution Agreement) shall be paid into an escrow account (with the escrow instructions to be reasonably approved by Distributor) to which Distributor is a party and divided as follows:

(A)

Distribution Fee: A distribution fee to NMF in accordance with the US Theatrical Distribution Agreement (as a point of clarification, the NMF Fee Advance is technically “recouped” by Company or the Third Party P&A Funder by virtue of the fact that NMF does not retain its fee on the first [approximately] One Million Six Hundred Thousand Dollars ($1,600,000) of Theatrical Gross Receipts; provided that the NMF Fee Advance shall not be deemed “recouped” under this Agreement until Company and/or the Third Party P&A Funder actually receives Theatrical Gross Receipts in this amount pursuant to paragraph 9(g)(i)(B) below); then

(B)

Third Party P&A Funder Recoupment. To the Third Party P&A Funder, if any, one hundred percent (100%) of direct, out-of-pocket costs actually contributed by the Third Party P&A Funder in connection with the P&A Commitment including the NMF Fee Advance, such amount not to exceed Three Million Dollars (as a point of clarification, there shall be no double recoupment. If Company or Third Party P&A Funder has received any portion of the amounts to be disbursed pursuant to this paragraph, including any amounts recoupable by Company or the Third Party P&A Funder of the NMF Fee Advance, then the amount shall not be disbursed again); then

(C)

Distributor P&A Recoupment: If, pursuant to Paragraph 9(f) above, Distributor has paid the Distributor P&A, to Distributor, one hundred percent (100%) of the Distributor P&A (If Distributor has recouped any portion of the amount to be recouped pursuant to this subparagraph, Distributor shall not be entitled to recoup such amounts again); then

(D)

Company P&A Recoupment if Company Funds Part of the Initial Three Million Dollars ($3,000,000) of the P&A Commitment: Notwithstanding Paragraph 9(g)(i)(B) and (C), if Company, or any affiliate thereof, has funded the entirety of the first Three Million Dollars ($3,000,000) of P&A Commitment in lieu of a Third Party P&A Funder, then in lieu of the payments set forth in paragraph 9(g)(i)(B) and (C), Company shall recoup the P&A Commitment and Distribution shall recoup the Distributor P&A seventy-five percent (75%) to Company and twenty-five percent (25%) to Distributor. If Company has funded part, but not all, of the first Three Million Dollars ($3,000,000) of the P&A Commitment, then after payment to Third Party P&A Funder of its portion of the first Three Million Dollars ($3,000,000) of the P&A Commitment pursuant to paragraph 9(g)(i)(B), Distributor shall then recoup, pursuant to paragraph 9(g)(i)(C), the equivalent percentage of its Distributor P&A, as the percentage that the Third Party P&A Funder contributed to the first Three Million Dollars ($3,000,000) and then any unrecouped amounts of the Distributor P&A remaining shall be recouped with Company’s share of the first Three Million Dollars($3,000,000) of the P&A Commitment on a pro rata basis. If Company or Distributor has received any portion of the amounts to be received pursuant to this subparagraph, neither Company nor Distributor, as applicable, shall be entitled to receive such amounts again.

(E)

Company P&A Recoupment: Company shall retain one hundred percent (100%) of direct, out-of-pocket costs actually paid by the Company or the Third Party P&A Funder in connection with the P&A Commitment in excess of Three Million Dollars ($3,000,000), if any. (As a point of clarification there shall be no double recoupment. If Company or Third Party P&A Funder has received any portion of the amounts to be disbursed pursuant to this subparagraph, including any amounts recoupable by Company or the Third Party P&A Funder of the NMF Fee Advance, then the amount shall not be disbursed again); then

(F)

Distributor’s Share of Theatrical Gross Receipts: The balance of Theatrical Gross Receipts, if any, shall be split and paid seventy-five percent (75%) to Company and twenty-five (25%) to Distributor (“Distributor’s Share of Theatrical Gross Receipts”).

          (h)      Accounting Statements: The Gross Receipts with respect to the US Theatrical Distribution Agreement, Airline Agreement and the Ship Agreement are to be accounted and paid to Distributor (“Company Accounting Statements”) as follows.

(1) The first report shall be generated by Company and delivered to Distributor no later than forty-five (45) days following the first accounting calendar quarter in which Company is in receipt of Theatrical, Airline or Ship Gross Receipts;

(2) The next report(s) shall be generated by Company forty-five (45) days following each accounting calendar quarter thereafter for the first forty-eight (48) months following the date of the first report; and thereafter

(3) All reports shall be generated by Company forty-five (45) days following the end of the calendar year during any year in which Company has received Theatrical, Airline or Ship Gross Receipts hereunder, for the duration of the Term. As applicable, Company shall remit payments, if any, due to Company with the respective report.

(4) All reports received by Company from NMF is accordance with the US Theatrical Distribution Agreement and from the Airline Distributor in accordance with the Airline Agreement and from the Ship Distributor in accordance with the Ship Agreement shall be copied and forwarded to Distributor along with the Company Accounting Statement.

(5) Notwithstanding the foregoing, Theatrical Gross Receipts shall be paid into an escrow account with respect to the Picture and to the extent the accounting provisions for the escrow account differ than as set forth herein, accountings shall be made in accordance therewith.

(6) Audit of the Gross Receipts: Company shall maintain accurate and complete books and records, which shall reflect all Theatrical Gross Receipts and Airlines and Ships Gross Receipts. Distributor shall have the right upon thirty (30) days prior written notice to audit Company’s, books and records with regard to the Gross Receipts derived from exploitation of the (i) Theatrical Release and/or the Theatrical Accounting statements and (ii) Airlines and/or Ships Gross Receipts and the Airlines and/or Ships Accounting Statements supplied to Distributor hereunder one (1) time per calendar year during the Term of this Agreement and continuing for six (6) months following the date of Distributor’s receipt of the later of the last payment or the last respective Accounting Statement (“Distributor Audit”). Each such Distributor Audit shall be subject to the following:

(A) Commencement/Duration: Such Distributor Audit shall (1) commence no earlier than thirty (30) days following written notice to Company, and (2) not continue for more than thirty (30) consecutive business days or forty-five (45) business days in total unless Distributor’s audit cannot be completed within such time parameters as a result of unavailability of the applicable business records or other delay.

    (B)      Auditor: Such Distributor Audit shall be performed by a first-class and reputable firm of certified public accountants designated by Distributor in such written notice, the designation of which shall be subject to the reasonable approval of Company (“Auditor”).

    (C)      Audit Limitations: Such Distributor Audit shall be limited to an examination of the books of account which relate to the Theatrical Gross Receipts derived the Theatrical Release and/or the Airlines and Ships Gross Receipts during the Term in order to verify the accuracy or the transactions or items of information including, without limitation, Theatrical Distribution Costs and recoupment thereof, (“Company Financial Information”) as first reflected in any Accounting Statement received by Distributor, the date of which occurred during the twenty-four (24) month period prior to the date of commencement of field work by the Distributor Auditor. The Distributor Auditor may make copies of or make excerpts from only such part of the applicable company’s books of account which relate to the Company Financial Information during the time frame subject to examination as herein provided. Such Distributor Audit shall be made during reasonable business hours, Monday through Friday, only at such place where said books of account are maintained, in such manner as not to unreasonably interfere with normal business activities. The records supporting the Company Financial Information reflected in the particular Company Accounting Statement shall not be examined more then once except that such records may be examined again in connection with the Distributor Audit of another Company Accounting Statement to which they pertain. A true copy of all reports made by the Distributor Auditor shall be delivered to the applicable company at such time as written objection is delivered. Distributor agrees that the date and other information collected by Distributor may be used by Distributor only in connection with such Distributor Audit and to fulfill Distributor’s commitment under this Agreement and such information shall be deemed confidential and subject to the protections afforded in Paragraph 32 below.

    (D)      Incontestability: All Company Financial Information reflected in a Company Accounting Statement rendered to Distributor, including any and all information contained in the books of account and records and all supporting documentation therein (collectively, “Company Picture Records”) shall be conclusive and binding upon Distributor and, with the limited exception in cases of fraud or gross negligence, Distributor shall forever be barred from objecting for any reason or maintaining or instituting any action or proceeding which relates to any transactions or questions of accuracy of any item of information reflected therein, including any and all information contained in the Company Picture Records which pertain in any way to such Company Financial Information, unless a written objection specifying in detail the Company Financial Information to which Distributor objects and the nature and reasons for such objection is delivered within twenty-four months from the date of Distributor’s receipt of the applicable Company Accounting statement in which the Company Financial Information is first reflected irrespective of when or if an audit of such Company Accounting Statement was initiated or completed. Company Financial Information not specified in such written objection may not be raised subsequent to the expiration of said twenty-four (24) month period. If Distributor’s objections are not resolved amicably, Distributor’s objections shall be deemed to have been waived unless Distributor maintains or institutes an action or proceeding with respect thereto within twenty-four (24) months after the expiration of said twenty-four (24) month period. The cost of such an audit performed by or on behalf of Company shall be solely at the expense of Company other than where the audit discloses an underpayment to Company of the greater of: (i) seven percent (7%) or more of the statements being audited, or (ii) Ten Thousand Dollars ($10,000) in which case the reasonable costs of the audit shall be paid by Distributor.

10.     Boxed Video Sets: If Distributor bundles or boxes the Picture together with any other motion picture for retail sale, the gross receipts realized by such bundled or boxed sets shall be applied to the Picture as follows:

          (a)      Theatrically Released Titles: If such boxed or bundled sets are comprised solely of theatrically released titles, then such gross receipts received from the bundled or boxed sets will be allocated to Picture in proportion to the domestic US box office gross receipts as reported in Daily Variety received by the respective titles.

          (b)      Straight to Video Titles: If such boxed or bundled sets are comprised of the Picture and only straight to video titles, then the gross receipts received from the bundled or boxed sets will be allocated as follows:

(i) If the Picture is bundled or boxed with one other movie, 75% of the gross receipts that are realized by the bundled or boxed set will be applied to the Picture, 25% will be applied to the other title.

(ii) If the Picture is bundled or boxed with two other movies, 60% of the gross receipts that are realized by the bundled or boxed set will be applied to the Picture, 20% will be applied to each of the other two titles.

(iii) If the Picture is bundles or boxed with three other movies, 50% of the gross receipts that are realized by the bundled or boxed set will be applied to the Picture, 16.67% will be applied to each of the other three titles.

(iv) If the Picture is bundled or boxed with four other movies, 40% of the gross receipts that are realized by the bundled or boxed set will be applied to the Picture, 15% will be applied to each of the other titles.

          (c)      Mixed Bundling: If such boxed or bundled sets are comprised of the Picture, other theatrically released titles and straight to video titles, then the gross receipts received from the bundled or boxed sets will be allocated as follows:

(i) If the Picture is bundled or boxed with another theatrically released title and one straight to video title, then 20% of the gross receipts realized by the bundled or boxed set will be applied to the straight to video title and the balance of the gross receipts will be allocated to the Picture and the other theatrical title in proportion to the domestic US theatrical box office gross receipts as reported in Daily Variety received by the respective titles.

(ii) If, in a four title bundled or boxed set, the Picture is bundled or boxed with either one or two more theatrically released titles and either one or two straight to video titles, then 15% of the gross receipts realized by the bundled or boxed set will be applied to each one of the straight to video titles and the balance of the gross receipts will be allocated to the other theatrical titles in proportion to the domestic US theatrical box office gross receipts as reported in Daily Variety received by the respective titles.

(iii) If, in a five title boxed set, Picture and either one, two or three theatrically released titles are released together with either one, two or three straight to video titles, then 15% of the gross receipts realized by the boxed set will be applied to each one of the video titles and the balance of the gross receipts will be allocated to the other titles in proportion to the domestic US theatrical box office gross receipts as reported in Daily Variety received by the respective titles.

11.      Editing:

          (a)      Subject to contractual editing restrictions as timely provided by Company to Distributor pursuant to a written contractual credit memorandum as required in the Delivery Schedule, Distributor may cut or edit the Picture, at its sole cost and expense, to cause the Picture to comply with standards and practices (airline, broadcast and otherwise), running time, commercial breaks, potential or actual legal claims, censorship, ratings, television, non-theatrical, panning and scanning requirements, subtitling, dubbing and closed-captioning, in the Territory. Distributor shall use commercially reasonable efforts to notify its third party licensees of the foregoing cutting and editing rights; provided that neither a third party’s failure nor any causal or inadvertent failure by Distributor to comply with the immediately preceding statement will constitute a breach or default of this Agreement.

          (b)      Title of the Picture: Distributor and Company shall consult in good faith with regard to changing the title of the Picture; provided, however, that Distributor shall have the right to change the title: (i) with Company’s prior approval which may be unreasonably withheld (ii) in the event of a potential, actual or legal claim made with respect to the total, (iii) after the later of the initial Video Exploitation and Television Exploitation in the foreign territories or (iv) after the later of the initial Video Exploitation and Television Exploitation in the United States. In the event that Distributor changes the title of the Picture, Distributor shall do so at its sole cost and expense (including a title report and opinion, if applicable which may be deductible as a Distributor Cost), and in such event, Distributor shall indemnify, defend and hold Company harmless from any and all third party claims arising out of such changed title provided Company gives Distributor prompt written notice of such claim. If Distributor elects to change the title, Company shall assist Distributor in modifying the E&O certificate so that it covers the Picture as newly titled.

12.      Delivery:

          (a)      Delivery Date: Company shall deliver to Distributor no later than January 15, 2004 (the “Delivery Date”) those items specified in the Delivery Schedule; provided that Company shall make a good faith effort to deliver marketing and publicity materials as soon as possible. Company shall assume and pay all costs of Delivery of the Picture to Distributor.

          (b)      Completed Delivery Notice: Company shall notify Distributor in writing when it has completed Delivery hereunder. Distributor shall review all delivery items and within thirty (30) days of receipt of Company’s written notice of Delivery, Distributor shall notify Company in writing of any deficiencies in the delivery materials, whereupon Company shall undertake to rectify such deficiencies within the next thirty (30) calendar days. Upon delivery of rectified items, Distributor shall once again inspect the same and notify Company in writing of any deficiencies, whereupon Company shall once again attempt to rectify the same. If Distributor rejects any delivery materials more than twice, Distributor shall have the right, but not the obligation, to create any undelivered delivery items and Distributor shall have the right to offset the cost thereof against the Compensation.

          (c)      Language Tracks: Subject to availability, Company shall deliver or make available to Distributor, at no additional cost to Company, any and all of the following language tracks of the Picture: a German foreign language track, an Italian foreign language track, a Spanish foreign language track, and a French foreign language track (DVD region encoded for the United States and Canada, or such other territorial encoding as may be exist from time to time to prevent viewing outside of the intended territory). With respect to any language tracks (other than English) that are not in the control of Company, Company shall use commercially reasonable efforts to secure such tracks at the cost of duplication and shipping (such costs to be paid by Distributor and deducted as a Distribution Cost) with no additional add-on costs or markups.

          (d)      Access: Each party shall have access to advertising, marketing and publicity materials created by the other (and there subdistributors to the extent available), provided that the patty granted access shall pay the cost of duplication and shipping of such materials requested by it.

13.     Residuals and Third Party Participations and Deferments: Company represents and warrants that all third party participations and payments (whether computed upon net profits, gross proceeds or otherwise) worldwide will, as between Company and Distributor, be borne solely by Company. Company is responsible for and will act as paymaster for any collective bargaining payments and mandated residuals (“Residuals”) payable to any party by reason of the exercise of the Acquired Rights.

14.     Credit: Subject to all written credit memorandum that Company timely delivers to Distributor in writing, any advertising and/or promotional materials, including, without limitation, the videogram sleeve, may contain a logo of Distributor, its subdistributors/sublicenses and releasing entity(ies). Distributor shall include Company’s logo on the videogram sleeve. Distributor and its subdistibutors/sublicensees and releasing entities shall each be entitled to its animated logo on screen in first position in the Territory in all Acquired Rights, provided that with respect to the initial Theatrical Release of the Picture, Distributor’s logo shall be third Position. Except as otherwise set forth herein, Distributor may only make such changes to the credits as are reasonably required to conform the credits to guild and other legal requirements, subject however, to any written contractual credit memoranda that Company timely delivers to Distributor. Any paid ad credits and screen credits shall be in accordance with the written paid ad credit statement(s) and written screen credit statements as timely provided by Company to Distributor as required in the Delivery Schedule. Notwithstanding the foregoing, Distributor shall be given a presentation credit and logo credit on all positive prints of the Picture, including but not limited to release prints and all advertising (including consumer and trade) when Company or NMF receives credit or their logo in a size no less favorable than applicable to Company or NMF. Distributor acknowledges that certain release prints have been prepared by Company and certain advertising material created prior to November 20, 2003 exist without Distributor’s logo and these shall not be deemed a breach hereunder. Company shall use reasonable good faith efforts to cure the foregoing on a prospective basis as to new artwork and ad materials created after November 20, 2003.

15.      Representations and Warranties:

           (a)     By Company: Company represents and warrants that: Company has all rights necessary to allow Distributor to exploit the Acquired Rights under this Agreement and has the full right, power and authority to enter into this Agreement; the Picture will not infringe on any third party rights; all required clearances, including music clearances, have or will have been obtained prior to Delivery for Distributor to fully exploit the Acquired Rights throughout the Term in the Territory; the Picture will not violate any applicable laws and regulations; there is no, and at the time of delivery of the Picture shall be no, pending or threatened litigation or claims against the Picture; Distributor shall have quiet enjoyment and possession of the Acquired Rights; the Picture has not been exhibited in the Territory in any media whatsoever (other than in one or more film festivals, private screenings or market screening) prior to the date hereof; Company has obtained or shall obtain by the Delivery Date customary errors and omissions insurance (as more fully set forth in Paragraph 1(d) above); all credit information supplied by Company shall be fully and completely accurate; and all the terms, covenants and conditions provided to be kept or performed by Company under each and all of the agreements relating in any way to the Picture have been and will be kept and fully performed by Company and that at the time of delivery of the Picture there is and will be no existing breach or other act of default by Company under any of said agreements; and Company will keep complete and accurate accounting records with respect to the transactions which are subject to Distributor’s audit rights pursuant to this Agreement.

          (b)      By Distributor: Distributor represents and warrants that: Distributor is duly organized and existing under the laws of the state of its incorporation and is duly qualified and in good standing in every other state in which the nature of its business requires such qualification; the execution, delivery and performance hereof are not in contravention law or of any indenture, agreement or undertaking to which Distributor is a party or by which it is bound and the same are within Distributor’s corporate powers, have been duly authorized to enter into and completely perform this Agreement; and it will honor all restrictions on the exercise of the licensed rights or any writing by Company in conformity with this Agreement; and Distributor will keep complete and accurate accounting records with respect to the transactions which are subject to Company’s audit rights pursuant to this Agreement.

          (c)      This Paragraph 15 shall survive the termination or expiration of this Agreement, whether by operation of law or otherwise.

16.      Indemnity:

          (a)      By Company: Company shall forever, indemnify, defend and hold harmless Distributor, its parents, subsidiaries, divisions, affiliates, related companies, and its distributors and its and their respective officers, directors, employees, agents, successors, assigns and licensees from and against all claims, actions, causes of action, losses, liability, costs, expenses, damages, judgments, and settlements including attorneys’ fees and court costs, which may be suffered, made or incurred by such parties arising out of or in connection with any breach or alleged breach of any representations, warranties, undertakings or agreement of any nature whatsoever made or entered into by Company in connection with this Agreement, including but not limited to claims for which the increased deductible set forth in Paragraph 1(d) apply. Company shall be solely responsible and pay all deductible costs with respect to any insured claims.

          (b)      By Distributor: Distributor shall forever, defend, indemnify and hold harmless Company, its parent, affiliates, subsidiaries and the officers, director, employees, agents, successors and permitted assigns and licensees from and against all third party claims, actions, causes of action, losses, liability, costs, expenses, damages, judgments, and settlements including reasonable outside attorneys’ fees and court costs, which, may be suffered, made or incurred by such parties arising out of or in connection with any material breach of any representations or warranties made by Distributor in connection with this Agreement.

          (c)      Notice of Indemnification: Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall afford the party required to provide indemnification hereunder (the “Indemnifying Party”) the opportunity to participate in any compromise, settlement, litigation or other resolution of such claim, or, at the election of the Indemnified Party, shall require the Indemnifying Party to assume the defense of any such claim or litigation, with counsel of the Indemnifying Party’s own choosing; provided, however, that in the event the Indemnified Party elects to require the Indemnifying Party to assume such defense, the Indemnifying Party shall afford the Indemnified Party the opportunity to participate fully is such defense at the Indemnified Party’s expense. (The Indemnified Party shall have the right to retain its own counsel at its own expense). Neither party shall compromise, settle or otherwise resolve such claim or litigation without the other party’s prior written consent, which shall not be unreasonably withheld.

          (d)      Limitation of Liability: EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS PROVIDED IN THIS PARAGRAPH 16 AND ANY BREACH OF CONFIDENTIALITY OBLIGATIONS AS PROVIDED IN PARAGRAPH 32, NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE/EXEMPLARY, SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, ANY OF THE DOCUMENTS REFERENCED IN THIS AGREEMENT, OR ANY ADDENDA OR AMENDMENTS HERETO OR ARISING OUT OF THE PICTURE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (e)      This Paragraph 16 shall survive the expiration or termination of this Agreement, whether by operation of law or otherwise.

17.     Security Interest: As an inducement to Distributor to enter into this Agreement and as security for the performance by Company of all of its obligations hereunder including, but not limited to, the obligation to timely deliver the Picture hereunder, Company hereby grants and assigns to Distributor a security interest (“Security Interest”) and a copyright mortgage in and to all Acquired Rights in and to the Picture in the Territory granted to Distributor hereunder, and all of the products and proceeds thereof. Company shall execute and deliver to Distributor concurrently with the execution of this Agreement, a Mortgage of Copyright to effectuate and perfect the Security Interest provided herein. Distributor shall have the right, but not the obligation, to file an UCC-1 Financing Statement to further perfect its Security Interest granted hereunder.

18.     Default: Company will default if: (a) Company becomes insolvent or fails to pay its debts when due; (b) Company makes any assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or suffers a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of its assets, and such is not removed within thirty (30) days; or (c) Company breaches any material term, covenant, or condition of this Agreement or any other agreement between Distributor and Company. Distributor will give company written notice of any claimed default. If the default is incapable of cure, then Company will be in default immediately upon receipt of Distributor’s notice. If the default is capable of cure, then Company will have thirty (30) days after its receipt of the default notice to cure any non-monetary default if the default is incapable of cure, or if Company fails to cure within the time provided, then Distributor, in addition to any other rights or remedies, may foreclose on its Security Interest in the Picture.

19.     No Injunctive Relief: After payment of the first installment of the Acquisition price pursuant to Paragraph 5(a)(i) above, no breach of this Agreement by Distributor, or any other action by Distributor, shall entitle Company to enjoin the distribution, marketing, publicity, promotion or other exploitation of the Picture and Company’s sole remedy for any breach of this Agreement shall be limited to an action at law for money damages.

20.     Governing Law: This Agreement shall be governed by the laws of the State of Texas applicable to agreements wholly entered into and wholly performed within the state. The parties hereby submit and consent to the exclusive jurisdiction of the courts of Dallas County in the State of Texas and North Texas Federal Courts in any action brought under or relating to this Agreement.

21.      Further Instruments: Company shall, of its expense, furnish and execute and provide Distributor with any other instruments or documents that Distributor requires to evidence, effectuate or protect any of the rights or interests granted under this Agreement.

22.      Entire Understanding; Modification; Waiver: This Agreement (including any Schedules and Exhibits hereto) contains the entire understanding of the parties hereto relating to the subject matter hereof and no terms, obligations, representations, promises, conditions (whether written or oral, express or implied) relating to the subject matter hereof have bean made or relied upon, other than those contained herein. This Agreement may not be modified, nor may any provision be waived, except in a writing signed by both parties hereto. Payment under this Agreement shall not operate as a waiver of any provision hereof. No waiver of any breach or default under this Agreement shall operate as a waiver of any preceding or subsequent breach or default.

23.      Notices: Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given and received on the date of delivery or on the third (3rd) business day following the day of mailing of the same, or on the day of transmission by telecopier or other form of recorded communication service of the same, as the care may be to the party to be notified at the addresses set forth below:

If to Distributor:	DEJ Productions Inc. 5700 Wilshire Boulevard, Suite 510 Los Angeles, California Attn: Business Affairs/Vice President (F) 323-965-5999

with a copy to:	Blockbuster Inc,
1201 Elm Street
Dallas, Texas 75270
Attn: SVP General Manager Content
cc: General Counsel (default only)
cc: Corporate Counsel DEJ Production Inc.
(F) 214-854-3271

Wyman & Issacs LLP
8840 Wilshire Boulevard, 2nd Floor
Beverly Hills, California 90211
Attn: Robert Wyman, Esq.
(F) 310-358-3224

If to Company:	Media 8 Entertainment 1875 Century Park East Los Angeles, California 90067 Attn: President (T) 310-226-8360 (F) 310-226-8350

with a copy to:	Law Office of Greg S. Bernstein
9601 Wilshire Boulevard, Suite 300A
Beverly Hills, California 90210
Attn: Greg S. Bernstein, Esq.
(T) 310-247-2799
(F) 310-247-2798

Lantern Lane Entertainment
15422 Ventura Boulevard
Sherman, Oaks, California 91403
(T) 818-222-2309
(F) 818-224-4028

24.      Assignment:

          (a)      Company may not assign its rights and/or delegate its duties hereunder without Distributor’s prior written consent, which consent may not be unreasonably withheld. However, Company may assign the right to receive payments under this Agreement to no more than two creditors upon timely written notice to Distributor.

          (b)      Distributor may assign or sublicense this Agreement or any of its rights or obligations hereunder in its sole discretion in which event it shall be relieved of its obligations hereunder, provided however, Distributor shall not be relieved of its obligations hereunder unless the assignment is to an affiliated entity of Distributor or a major motion picture production, distribution or financing entity or a major U.S. television or cable network which assumes the obligations in writing.

25.      Relationship of the Parties: The parties are independent contractors, and nothing in this Agreement shall be deemed or construed to create, or have been intended to create a partnership, joint venture, employment or agency relationship between the parties. Each party agrees that it neither has nor will give the appearance or impression of possessing the legal authority to bind or commit any other party in any way except as provided is this Agreement.

26.      Effect of Headings: The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the agreements, terms, covenants and conditions of this Agreement in any manner.

27.      Construction: This Agreement has been fully reviewed and negotiated by the parties and their respective legal counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party or its counsel drafted the provision being interpreted.

28.      Severability: If any term or provision of this Agreement shall be found to be void or contrary to law, such term or provision shall, but only to the extent necessary to bring this Agreement within the requirements of law, be deemed to be severable from the other terms and provisions of this Agreement, and the remainder of this Agreement shall be given effect as if the parties had not included the severed term herein.

29.      Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed as original but all of which together shall constitute one and the same instrument.

30.      Survival: All accounting, representations, warranties, indemnities and return privileges made or provided herein shall survive the termination of this Agreement and shall remain in full force and effect. All of a party’s rights and privileges, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the termination of this Agreement, shall survive termination and be enforceable by such party and its successors and assigns.

31.      Attorney’s Fees: In any action or proceeding between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party.

32.     Confidentiality: Except as otherwise required by applicable federal and/or state law, neither party shall disclose to any third party (other than respective employees, in their capacity as such) any information with respect to the terms end provisions of this Agreement during the Term of this Agreement and thereafter except (a) to the extent necessary to comply with law, administrative order or rule or the valid order or decree of a court of competent jurisdiction, in which a party shall so notify the other and shall seek confidential treatment of such information, or (b) as part of its normal reporting or review procedure to its partners, its divisions, its affiliates, its financiers, its financial advisers, auditors and its attorneys, and its profit participants (to the extent deemed necessary by the disclosing party) provided, however, that any and all such parties agree to be bound by the provisions of this Paragraph. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, provided however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws. Company shall in no event cause or authorize the issuance, circulation, publication or dissemination, by any means, of any publicity, news stories or articles relating directly or indirectly, to this Agreement and to the licensing of the Picture. Company’s compliance herewith shall be a material condition of this Agreement. Notwithstanding the foregoing, Company and Distributor shall mutually agree to the scope and timing of the initial press release regarding the Picture.

Intentionally Left Blank Continues on Next Page

33.      U.S. Dollars: All amounts set forth herein are stated in United States Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

DEJ Productions Inc. By: Its: Date: Name:

ACCEPTED AND AGREED: Media & Entertainment By: Its: Date: Name: MDP Distribution, Inc. By: Its: Date: Name: